EXHIBIT 4.1


              IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP.


                               Amendment to Bylaws

1. A new sentence is hereby added to the end of Section 3 of Article II, which sentence reads in its entirety as follows:

          The Board of Directors shall set the date of the special meeting and the record date for stockholders entitled to vote at such meeting.